EMPLOYMENT AGREEMENT

AGREEMENT dated July 30, 2004 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Gary Lewis (the "Employee").

W I T N E S S E T H :

WHEREAS, Employer and Employee have entered into a letter agreement dated April 14, 2004 (the "Letter Agreement"), which contemplates that Employer and Employee would enter into this Agreement; and

WHEREAS, the Employer desires to employ the Employee as its Global Chief Operating Officer and to be assured of his services as such on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing effective as of April 14, 2004 (the "Effective Date") (such period being herein referred to as the "Initial Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year"). After the Initial Term, this Agreement shall be renewable automatically for successive one year periods (each such period being referred to as a "Renewal Term"), unless, more than one hundred and eighty days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Company give written notice that employment will not be renewed.

2. Employee Duties.

(a) During the term of this Agreement, the Employee shall have the duties and responsibilities of Global Chief Operating Officer of the Employer, reporting directly to the Chief Executive Officer. It is understood that such duties and responsibilities shall be consistent with the Employee's position.

(b) The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company

(c) The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company and until October 13, 2004, Employee may also perform his duties at the Company's offices in Windsor, England.

3. Compensation.

(a) During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $600,000 per annum in respect of each Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. The Salary shall be subject to annual review by the Board of directors (the "Board") and may be increased (but not decreased) at the discretion of the Board.

(b) The Employee shall be entitled to reimbursement of reasonable expenses incurred in connection with relocating to and from New York (not to exceed $50,000 for each move), and the costs associated with hiring a relocation professional, temporary housing and air fare (Business Class) for Employee and his family, which entitlement shall survive the termination of this Agreement solely with respect to Employee's relocation to the United Kingdom. Employer shall also pay Employee's reasonable housing allowance during the Initial Term (not to exceed $12,000 per month).

(c) The Employee shall be paid a cash bonus (the "Bonus") equal to $600,000 in respect of each fiscal year, commencing with the year ending October 31, 2004, provided that the Company achieves mutually agreeable reasonable quantitative and qualitative performance targets for each fiscal year (Employee's agreement with respect to such performance targets shall be deemed his agreement as to reasonableness). Of such Bonus, $150,000 shall be payable on November 1, 2004. In addition, the Employee shall be entitled to receive a cash signing bonus of $500,000, of which $250,000 was paid and $250,000 is payable on November 1, 2004. Except as provided above or as may otherwise be agreed between Employer and Employee, the Bonus hereunder shall be payable within sixty (60) days after the end of the applicable fiscal year.

(d) The Employee shall receive options to purchase 145,000 shares of Common Stock under the Company's 2002 Stock Option Plan, at an exercise price equal to $31.92 per share (vesting as to 25,000 shares on October 14, 2004; 60,000 shares on April 14, 2005; and 60,000 shares on April 14, 2006). In addition, Employee shall receive 20,000 shares of restricted stock under Employer's Incentive Stock Plan (with 10,000 shares vesting on April 14, 2005 and 10,000 shares vesting on April 14, 2006).

(e) The Employee shall be entitled to receive an automobile allowance of $1,300 per month as well as insurance, maintenance, repair, fuel and other incidental expenses.

(f) In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may be awarded to him by the Board from time to time during or in respect of his employment hereunder.

4. Benefits.

(a) During the term of this Agreement, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its senior executives (including health insurance and benefits from him and his family, 401(k) and insurance). Employee shall also be entitled to his United

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Kingdom pension benefits and shall be eligible to participate in the pension plan provided by Take-Two Interactive Software, Europe, Ltd. ("T2 Europe") by Royal & Sun Alliance and the Company shall contribute 7.5% of Employee's salary (out of Employee's salary) to such pension plan on behalf of Employee. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

(b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, and vacation days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than five weeks per year). Such vacation may be taken in the Employee's discretion at such time or times as are not inconsistent with the reasonable business needs of the Company.

(c) The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys' fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee's willful misconduct or gross negligence, including the willful breach of the provisions of this Agreement) to the extent that the Employee is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion.

(d) The Company shall, at no cost to Employee, include the Employee during the term of this Agreement and for a period of not less than two (2) years thereafter, as an insured under the directors and officers liability insurance policy maintained by the Company, unless (despite best efforts of the Company) due to some unforeseeable reason it is not possible for the Employee to be so included, in which event the Company shall immediately notify the Executive.

5. Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him for such expenses on presentation of appropriate receipts for any such expenses. In addition, Employee and his family shall be entitled to be reimbursed for travel expenses (Business Class) to and from the United Kingdom three (3) times a year.

6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

(a) By action taken by the Board, the Employee may be discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine subject to the cure provisions of Section 6(d). Upon discharge of the Employee pursuant to this Section

6(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary and benefits and expenses accrued under Sections 3(b) and (e), 4 and 5 through the effective date of termination, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.

(b) In the event of (i) the death of the Employee or (ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days (during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished). Upon any termination of the Employee's employment under this Section 6(b), the Employer shall have no further obligations or duties to the Employee, except for the payment of Salary, Bonus (on a pro-rated basis) and benefits and expenses accrued under Sections 3, 4 and 5 through the effective date of termination and the provisions of Section 3(b), the cash signing bonus provisions of 3(c), 4(c) and (d) after termination and Employee shall have no further obligations or duties to Employer, except as provided in Section 7.

(c) In the event that Employee's employment with the Employer is terminated by action taken by the Board without cause (as defined below), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described in the following sentence, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall continue to pay to Employee Salary and cash signing bonus pursuant to clause 3(c) and Bonus if earned (provided that such Bonus shall not be less than $400,000 if Employee's employment is terminated during the first Employment Year and shall be no less than the Bonus earned in the previous year if terminated thereafter) and continue to provide the benefits in accordance with Sections 3(b) and (e) and (f) and 4(a), (c) and (d) and section 5 through the termination date and (other than Section 5) for a period of eighteen (18) months from the date of termination and the Employee shall receive his Bonus as if he were employed during such 18 month period within 60 days after the end of the applicable fiscal year and he shall be paid the Bonus after such 18 month period in respect of fiscal years completed prior to the end of such period or a pro rata Bonus in respect of fiscal years partly completed at the end of such period, and all options and shares of restricted stock granted to Employee prior to such date shall vest immediately.

(d) For purposes of this Agreement, the Company shall have "cause" to terminate the Employee's employment under this Agreement upon (i) the failure by the Employee to substantially perform his material duties under this Agreement (which is not cured pursuant to the provisions of the following sentence), (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony or (iv) gross negligence on the part of the Employee. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clause (i) or (iv) above.

(e) In the event that Employee's employment with the Employer is terminated by Employer without cause following a Change in Control (as hereinafter defined), then the Employer shall have no further obligation or duties to Employee, except for payment of any outstanding cash signing bonus pursuant to clause 3(c) and payment of Salary and Bonus and the benefits in accordance with Sections 3(b) and (c) and 4(a), (c) and (d) and 5 through the effective date of termination and the amounts described below, and Employee shall have no

further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall pay the Employee an amount equal to 1.5 times the total current Salary and Bonus (which bonus shall be deemed to be fully earned). Employer shall also continue to provide benefits in accordance with Sections 3 (b), (e), (f) and 4(a), (c) and (d) for a period of eighteen (18) months following termination. All amounts payable to the Employee pursuant to the second sentence of this Section 6(e) shall be paid in one lump-sum payment immediately upon such termination, and all options and shares of restricted stock granted to Employee prior to such date shall immediately vest.

(f) For purposes of this Agreement, a "Change in Control" shall be deemed to occur (i) upon the election of directors constituting a change in a majority of the Board, which directors were not nominated by the Board immediately in place prior to such change; (ii) upon a merger or consolidation of the Company with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; (iii) the sale of 50% or more of the Company's outstanding capital stock or (iv) upon the sale of all, or substantially all, of the assets of the Company.

(g) The Employee may terminate his employment with the Company with or without Good Reason upon thirty (30) days written notice, which notice, in the case of a termination with Good Reason, shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) the material diminution in the Employee's duties, responsibilities, reporting relationship or position, (ii) the relocation of Employee more than fifty (50) miles from the Company's New York headquarters or (iii) any material breach of this Agreement by the Company. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company. In the event of a termination with Good Reason, the Employee shall be entitled to the same payment and benefits as provided in Section 6 (c) above for a termination without cause. In the event of a termination without Good Reason, Employee shall be entitled to payment of Salary and benefits and expenses accrued under Section 3(b), (c), (d) and (e) and 4 and 5 through the effective date of termination by Employee, and shall receive his Bonus within 60 days of the end of the applicable fiscal year after the effective date of termination in respect of any fiscal year completed prior to such date or a pro rata bonus in respect of a fiscal year partly completed at such date and shall have the duties and obligations in Section 7.

(h) In the event that this Agreement, is not renewed, or the Employee terminates without Good Reason or the Agreement is terminated pursuant to clause 6(b)(ii), the Company may either waive the provisions of Section 7(b) or pay Salary and benefits under Section 3(b) and (c), (d) and (e) and 4(a), (c) and (d) to the Employee during the term of the non-compete provision of Section 7(b).

(i) Notwithstanding anything to the contrary contained in this Agreement, in the event Employee terminates without Good Reason at any time after October 14, 2004, or notice is given that the employment will not be renewed pursuant to clause 1, Employee may return to his former position at Employer's wholly owned subsidiary, Take2 Europe, under the terms and conditions of the employment agreement attached hereto as Exhibit A. In such event, 30,000 options which have not vested at that time shall vest and become immediately exercisable, in addition to the 25,000 options that vest on October 14, 2004 (provided that the balance of the unvested options and any unvested restricted stock

granted pursuant to this Agreement shall lapse) and Employee shall be entitled to an additional $100,000 of annual salary and an annual option grant of 30,000 shares under the terms of such the employment agreement attached hereto as Exhibit A.

7. Confidentiality; Non-competition.

(a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment. Nothing contained herein shall prohibit Employee from disclosing confidential information if it is required by applicable law, court order or government or regulatory body.

(b) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, [lender] partner, stockholder, joint venturer, employee or consultant) competitive with the Company's business activities.

(c) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee or the Company directly or indirectly, disparage the commercial, business or financial reputation of the other. Notwithstanding the foregoing, Employee may own up to 5% of the capital stock of any company that competes with Employer that is listed on a recognized national securities exchange.

(d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has

been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

(e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

(f) (i) The Employee agrees that all processes, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the course of his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Employee's work with the Company and are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

(ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Employee within one year after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

(iii) The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

(g) The Company shall be the sole owner of all products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

(h) The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

(i) The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(h) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

(j) Each of the rights and remedies enumerated in Section 7(h) and 7(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(k) If any provision contained in this Section 7 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

(l) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

8. General. This Agreement is further governed by the following provisions:

(a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Employer:

Take Two Interactive Software, Inc.
622 Broadway
1. **New York, New York 10012**

To the Employee:

Gary Lewis
Take-Two Interactive Software, Inc.
622 Broadway
New York, NY 10012

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(b) Parties in Interest. Neither the Employee nor the Company may delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c) Entire Agreement. Except for the terms of any option or share grant, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Employer (including the Letter Agreement) and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County or in the state and county in which such violation may occur, at Employer's election.

(e) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(f) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

(g) Costs. The Company shall pay the reasonable costs associated with professional, legal and tax advice incurred by Employee with respect to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TAKE TWO INTERACTIVE SOFTWARE, INC.

By: ________________
Name: Richard Roedel
Title: Interim Chief Executive Officer

________________ Gary Lewis

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EXHIBIT A

DATED   2004

TAKE 2 INTERACTIVE SOFTWARE EUROPE LIMITED

- and -

GARY LEWIS

SERVICE AGREEMENT

AN AGREEMENT made on 2004

BETWEEN:-

(1) **TAKE 2 INTERACTIVE SOFTWARE EUROPE LIMITED** which has its office at Saxon House 2-4 Victoria Street, Windsor, Berks SL4 1EN (the "**Company**"); and

(2) **GARY LEWIS** of 1 Burgess Wood Grove, Beaconsfield, Bucks HP9 1EH (the "**Executive**").

IT IS HEREBY AGREED as follows:-

1. **Employment with Take 2 Inc and Definitions**

(a) The provisions of this Agreement are suspended pending the Executive working for Take 2 Interactive Software Inc ("**Take 2 Inc**") pursuant to an Employment Agreement dated on or around 30 July 2004 between Take 2 Inc and the Executive ("**US Agreement**"). Upon the Executive ceasing to work for Take 2 Inc pursuant to the US Agreement (other than as a result of a termination pursuant to Section 6(a), (b), (c) and (e) of the US Agreement), he may elect that the provisions of this Agreement shall cease to be suspended and shall become effective.

(b) In this Agreement unless the context otherwise requires the following expressions shall have the following respective meanings:

"**Associated Company**"	means any subsidiary or holding company of the Company or another subsidiary of a holding company of the Company (which expressions have the same meanings in this Agreement as in Section 736 of the Companies Act 1985 as amended) or any other undertaking or entity which is controlled by the Company or which controls the Company. For these purposes "control" means the direct or indirect possession of the power to direct or cause the direction of the management of an entity whether through the ownership of voting securities, by contract or otherwise;
"**Board**"	means the Board of Directors of Take 2 Inc.;
"**Employment**"	means the employment by the Company of the Executive since 8 June 1993;
"**SSP**"	means Statutory Sick Pay or equivalent benefit under relevant legislation;

"Take 2 Inc"	means Take 2 Interactive Software, Inc, a Delaware company with its address at 622 Broadway, New York, NY 10012 USA from time to time ("Take 2 Inc2)

(b) references to clauses are references to clauses of this Agreement and references to sub-clauses are, unless otherwise stated, references to sub-clauses of the clause in which the reference appears; and

(c) the headings are inserted for convenience only and shall not affect the construction of this document.

2. **Capacity and Term**

(a) Subject to earlier termination as provided below, Company hereby agrees to employ Executive, and Executive hereby agrees to serve Company as International Managing Director of Take 2 Publishing reporting to the Board until the Employment is terminated by either party giving to the other not less than 18 months' calendar notice in writing.

(b) The Company shall not appoint any person or persons to act jointly with the Executive or to a position in the Company or in the International Division more senior than or equivalent in status to that held by the Executive.

(c) Subject to the agreement of the Executive acting reasonably the Company reserves the right to require the Executive to carry out the duties of another position of equivalent status either in addition to or instead of the Executive's duties as set out in clause 3.

(d) The Executive represents and warrants that:

(i) the Executive is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits the Executive from entering into this Agreement or from performing the Executive's duties under this Agreement;

(ii) the Executive is entitled to work in the United Kingdom and will continue to be so entitled throughout the Employment; and

(iii) if the Executive ceases to be entitled to work in the United Kingdom the Executive will inform the Company of such fact as soon as the Executive becomes aware of it.

3. **Duties**

(a) The Executive agrees to perform such general duties as a statutory director or the Company and to carry out specific responsibilities as International Managing Director (including, without limitation, having operating responsibility for all of the publishing activities of the Company) together with any other duties consistent with the Executive's position that the Company may reasonably request and the Executive shall also:-

(i) comply with the Company's and any Associated Company's Articles of Association so far as they are applicable to directors;

(ii) faithfully and diligently perform his duties and carry out such powers and functions as may from time to time be vested in him by or under the authority of the Board;

(iii) comply with such reasonable instructions as the Board shall from time to time issue;

(iv) devote the whole of the Executive's time attention and abilities to the Company's and any relevant Associated Company's affairs during business hours between 9am and 5.30pm Monday to Friday and such additional hours as may be reasonable for the proper performance of the Executive's duties;

(v) use the Executive's best endeavours to promote the interests of the Company and the Associated Companies; and

(vi) keep the Board at all times promptly and fully informed (in writing if so requested) of the Executive's conduct of the business of the Company and provide such explanations in that connection as the Board may reasonably require.

(b) The Executive's place of work shall be at the Company's offices in Windsor or such other place as the Board may on reasonable notice require with the consent of the Executive provided that the Company shall, at the Company's cost, provide the Executive with use of a fax machine and personal computer in order that he may carry out his duties at his home address where necessary and provided that if the Executive is required to move residence as a consequence of any change in his place of work, the Company shall pay the reasonable costs that the Executive incurred as a result of such move.

(c) The Executive may be required to travel on behalf of the Company anywhere within the world provided that the Company shall provide a standard of travel and accommodation commensurate with the distance of travel and length of stay involved. The Executive is not required to reside outside the United Kingdom during the course of the Employment.

(d) The Executive agrees that on account of the specific characteristics of his role and his responsibilities, the duration of all or at least part of his "working time" (as such expression is defined by the Working Time Regulations 1998, as amended (the "**Regulations**")) is not measured or predetermined. Accordingly the Executive agrees that Regulations 4(1) and (2), 6(1), (2) and (7), 10(10), 11(1) and (2) and 12(1) of the Regulations do not apply at all or only apply in respect of such part of the Executive's "working time" as is predetermined.

(e) Whilst it is agreed by both parties that the unmeasured working time derogation will apply to the role and responsibilities of the Executive as set out

in Clause 3(d) above, it is agreed that if the Regulations are found to apply to this Agreement then pursuant to the terms of Regulation 5(1) of the Regulations the Executive agrees that the maximum average working time of 48 hours for each seven day period which is contained in Regulation 4(1) of the Regulations shall not apply in relation to the Executive's employment with the Company under the terms of this Agreement.

(f) The Executive may terminate his agreement to opt out of Regulation 4(1) of the Regulations pursuant to Clause 3(e) above at any time by giving three months' written notice to the Company of such termination. Upon such termination the other terms of the Executive's employment under this Agreement will remain in force and shall not be affected.

4. **Remuneration**

(a) The Executive will be entitled by way of remuneration to a fixed salary at the rate of £180,000 plus the Sterling equivalent of $100,000 per annum (inclusive of all directors fees and salaries which may be payable to the Executive by the Company or any Associated Company). The fixed salary will accrue from day to day and be payable in arrears on the 14th and 28th day of each month.

(b) The Executive's salary shall be reviewed by the Board during November in each year, the first review to take place in November 2004 and the Board shall consider on a fair and equitable basis whether to increase the rate with effect from any such review Provided That such increases will be not less than the increase in the retail price index during the previous twelve months and not affect the other terms of this Agreement and such increases are at the sole discretion of the Company.

(c) Subject as provided below the Executive may be paid a bonus ("**the Bonus**") at the absolute discretion of the Board for each financial year of the Company during the Employment since 1 November 2003, such bonus to be paid by the Company (subject to any relevant payment on account) within twenty-one (21) days after the accounts of the Company for the relevant financial year have been signed on behalf of the Board. The Bonus, if any payable, shall be a minimum of 25% of the Executive's salary from time to time.

(d) The Company (acting by unanimous decision of the Board) may in its discretion pay to the Executive from time to time during a financial year an interim payment or payments on account of the Bonus. If such interim payment or payments in any financial year exceed the Bonus ultimately payable for that financial year the Board will at its option either carry forward the balance on account of any salary, bonus or other payments due to the Executive or require that the Executive shall within twenty-one (21) days after the accounts of the Company for the relevant financial year have been signed on behalf of the Board repay to the Company the amount by which such interim payment or payments exceed the Bonus payable.

(e) If the Employment terminates during the course of a financial year, the Executive shall be allocated and paid by way of bonus a portion (calculated on

a time basis) of the bonus which would have been payable in respect of that year if the Employee had been employed during the whole of that year and such payment shall be made at the time the bonus would have been payable if the Employment had not terminated.

(f) The Executive shall be entitled to the benefits of all provisions of the Certificate of Incorporation of Take 2 Inc, as amended, and the Bylaws of Take 2 Inc and of the Articles of Association of the Company, as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws or Articles, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys' fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Executive's willful misconduct or gross negligence, including the willful breach of the provisions of this Agreement) to the extent that the Executive is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Executive (whether or not in the right of the Company), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Company, or the rendering of services by the Executive pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion.

(g) The Company shall maintain for the Executive directors' and officers' insurance in respect of those liabilities which he may incur in or about the discharge of his office as a director or officer or employee of the Company or as a director or officer or employee any Associated Company.

(h) The Company shall procure that the Employee is granted each calendar year options to acquire 30,000 shares of common stock in Take 2 Inc, vesting no slower than the options of any other executive or employee of the Company.

5. **Expenses**

The Company will reimburse the Executive all reasonable expenses properly incurred by the Executive in connection with the Employment upon production to the Company of satisfactory evidence of the payment of those expenses as the Company may reasonably require from time to time and subject to the Executive requesting reimbursement of such expenses on a monthly basis. The Executive shall be entitled to a corporate credit card which shall be used exclusively for the purpose of the Company's business which shall include the purchase of petrol for use for the motor car referred to in Clause 7. The Executive shall take good care of the card and report any loss of it to the Company and shall return the card forthwith at the request of the Company and in any event upon termination of the Employment.

6. **Pension Arrangements**

(a) The Executive shall be eligible to participate in the pension plan provided to the Company by Royal & Sun Alliance (the "**Company Pension Scheme**") and the Company shall contribute 7½% of the Employee's salary to such pension plan on behalf of the Executive. The Company Pension Scheme is a contributory scheme, particulars of which may be obtained from the Company Secretary and are subject to change from time to time. The Company reserves the right to terminate or substitute another pension scheme for the Company Pension Scheme provided that such alternative scheme is no less favourable to the Executive than the Company Pension Scheme.

(b) The Company Pension Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

7. **Car**

(a) The Executive shall be entitled to receive a car allowance of £750 per month in respect of the use by the Executive of his own motor car or a leased motor car (at the Executive's option) for business purposes. The Company will reimburse the Executive against all receipts or other proper evidence for the maintenance, repair and other running costs of the car and petrol used by it except petrol in connection with the Executive's personal use of the car.

(b) The Executive shall at all times be the holder of a current driving licence entitling the Executive to drive a private motor vehicle in the United Kingdom and shall produce it to the Company on request.

(c) The Executive shall be fully responsible for ensuring that the motor car is fully taxed and comprehensively insured. The costs incurred by the Executive in this respect shall be reimbursed by the Company pursuant to Clause 5 above.

8. **Other Benefits**

The Executive shall be eligible to participate in schemes providing the following benefits subject to the terms and conditions of such schemes from time to time in force. Notwithstanding any provision of this Agreement or any other document provided to the Executive in connection with the Employment, the provisions of the relevant scheme shall prevail. Details of the schemes may be obtained from the Company Secretary:

(a) medical insurance for the Executive, the Executive's spouse and children aged 17 or under;

(b) death in service insurance;

(c) permanent health insurance; and

(d) group personal accident insurance.

The Company reserves the right to substitute other schemes for such schemes or amend the scale of benefits of such schemes, including the level of benefits provided that such substitution or amendment is no less favourable to the Executive.

The provision of any such scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive the Executive of membership of or cover under any such scheme.

The Company is not obliged to make any payment to the Executive under any of such schemes unless it has received payment from the policy insurers for that purpose.

9. **Holidays**

(a) The Executive will, in addition to the statutory Bank and Public Holidays normally observed in England, be entitled to 25 working days' holiday from 1 September to 31 August in each year of the Employment. The entitlement to holiday shall accrue pro rata throughout each holiday year of the Employment. Holidays may not be carried forward from one holiday year to the next and no payment will be made in respect of holidays which have not been taken during a year except on termination of the Employment. If the Company in its absolute discretion decides not to do business between Christmas and New Year, the Executive will be required to use his holiday entitlement for those working days during that period which are not Bank and Public Holidays.

(b) On termination of the Employment the Executive shall be entitled to salary in lieu of unused holiday calculated at the rate of 2.08 days for each complete month of service in a holiday year.

10. **Other Business Interests**

During the Employment, the Executive will not without the prior written consent of the Board (such consent not to be unreasonably withheld or delayed) be engaged, concerned or interested in any business or undertaking whatsoever (whether alone or on his own behalf or on behalf or in association or conjunction with any other person and whether as employee, director, partner or in any other capacity) other than the business of the Company or Associated Companies (except as the owner for investment of shares or other securities.

11. **Post-Termination Restrictions**

(a) The Employee hereby agrees that he shall not, during the period of his employment and for a period of six (6) months following such employment, directly or indirectly, within the United Kingdom or territory outside the United Kingdom in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, partner, stockholder, joint

venturer, employee or consultant) competitive with the Company's business activities.

(b) The Employee hereby agrees that he shall not, during the period of his employment and for a period of six (6) months following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitation of the Company's customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee or the Company directly or indirectly, disparage the commercial, business or financial reputation of the other. Notwithstanding the foregoing, Employee may own up to 5% of the capital stock of any company that competes with Employer that is listed on a recognized national securities exchange.

(c) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 11(a) and (b) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of his employment), in order to discontinue or alter his, her or its relationship with the Company.

(d) The Executive will not in the course of carrying on any trade or business after the termination of the Employment, claim, represent or otherwise indicate any ongoing association with the Company or any Associated Company.

(e) The obligations imposed on the Executive by this Clause 11 extend to him acting not only on his own account but also on behalf of or through or in conjunction with any other firm, company or other person and shall apply whether he acts directly or indirectly.

(f) Clause 11 shall not apply (a) where the termination results from a breach of this Agreement by the Company or (b) unless the Company has notified the Executive within seven days of such termination and unless the Company continues to pay salary and cash bonus and provide the other benefits under this Agreement during the period of the restrictions in clause 11(a) to (c) if the Executive remained employed by the Company .

(g) If the Executive obtains a new employment, appointment or engagement with any third party within six months of the employment terminating, the Executive will provide a full copy of this clause and clause 12 to any third party proposing directly or indirectly to employ, appoint or engage him. If the Executive fails to do so, the Employer reserves the right to supply a copy of the relevant clauses to the third party directly.

(h) Each sub-clause and part of such sub-clause constitutes entirely separate and independent restrictions. If any of the restrictions contained in the above clause or sub-clauses or part of sub-clauses is held not to be valid as going beyond what is reasonable for the protection of the interests of the Company, but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of products reduced in scope, the said restriction shall apply with such words deleted or modified as may be necessary to the extent so adjudged as may be necessary to make it enforceable.

12. **Confidential Information**

(a) Subject to sub-clause (c) the Executive shall not during the Employment (except in its proper course) or at any time after its termination for any reason whatsoever (whether in breach of contract or otherwise) disclose, divulge or communicate to any person or persons whatsoever or otherwise make use of any trade secrets or Confidential Information which the Executive has or may in the course of the Employment become possessed relating to the business affairs of the Company and/or the Associated Companies.

(b) Confidential Information shall include without limitation information relating to the Company's and/or its Associated Companies details of suppliers and their terms of business, details of customers or clients and their requirements, the prices charged and terms of business with customers, financial information, results and forecasts, details of employees and their remuneration, ideas, business methods, financial, marketing development or manpower plans, sales agreements, computer systems and software, know-how or trade secrets or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company and/or its Associated Companies and any information which has been given to the Company and/or its Associated Companies in confidence by customers, suppliers or other persons.

(c) The provisions of sub-clause (a) shall cease to apply to information which (i) enters the public domain other than by reason of the default of the Executive or (ii) which the Executive is required by law or any order of court or pursuant to the requirements of any regulatory authority to disclose.

(d) For the avoidance of doubt this Clause 12 shall not preclude the Executive from making a disclosure of confidential information insofar as such disclosure is protected by the Public Interest Disclosure Act 1998.

13. **Assignment of Intellectual Property Rights**

(a) It is agreed that the Executive is in a position of special responsibility and under a special obligation to further the interests of the Company. Accordingly any discovery, invention, secret process or improvement in procedure discovered, invented, developed or devised by the Executive during the Employment (and whether or not in conjunction with a third party) and in the course of the Executive's duties affecting or relating to the business of the

Company or any Associated Company or capable of being used or adapted for use in it, shall immediately be disclosed by the Executive to the Company and, subject to such rights as the Executive may have under the Patents Act 1977, will belong to and be the absolute property of the Company.

(b) The Executive acknowledges that the Company is the sole owner of any and all Intellectual Property Rights and insofar as any of the Intellectual Property Rights are not vested in the Company and in consideration of the salary payable to the Executive under the terms of this Agreement the Executive assigns to the Company with full title guarantee the entire copyright (including future copyright) and all other rights and interests of whatsoever nature in and to the Intellectual Property Rights and the product of the Employment together with the right to take proceedings and recover damages and obtain all other remedies for past infringements in respect thereof throughout the Universe for the full period of copyright (and of any analogous rights) and all revivals, renewals, extensions and novations thereof and thereafter (so far as possible) in perpetuity together with the right to the same in any manner and through any media as the Company shall in its absolute discretion decide.

(c) The Executive transfers to the Company all relevant lending and rental rights arising out of the Intellectual Property Rights throughout the world and the Executive irrevocably and unconditionally confirms that the remuneration payable to the Executive under the terms of this Agreement includes equitable remuneration for the right to exploit all rental rights.

(d) The Executive unconditionally and irrevocably waives all moral rights conferred by the Copyright Designs and Patents Act 1988 and all other moral and author's rights of a similar nature under the laws of any other jurisdiction.

(e) For the purposes of this Clause 13 "**Intellectual Property Rights**" shall mean all copyrights, patents, utility models, trademarks, rights in designs, database rights, goodwill, in each case whether registered or unregistered or the subject of a pending application for registration, all legal rights protecting the confidentiality of any information or materials and all other rights of a similar nature anywhere in the world in any work created by the Executive in the course of the Employment.

(f) The Executive shall at the expense of the Company and upon its request (whether during or after the termination of the Employment) execute all such documents as may be necessary to vest such rights, title and interest in the Company.

(g) The Executive hereby irrevocably appoints the Company to be the Executive's attorney in the Executive's name and on the Executive's behalf to execute and do any such instrument or thing and generally to use the Executive's name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certificate in writing signed by any Director or by the secretary of the Company that any instrument or act falls within the authority conferred by this clause 13(g) shall be conclusive evidence that such is the case.

14. **Illness and Medical Reports**

(a) If the Executive is unable to work through accident or illness:

(i) the Executive shall where practicable inform the Company immediately by telephone by 10 am on the first day of absence and keep it informed as to the Executive's state of health throughout any period of absence;

(ii) the Company shall, subject to production of a satisfactory signed certificate of reasons for absence (exceeding 7 days including weekends), continue to pay the Executive (which payment shall be inclusive of any SSP to which the Executive may be entitled) the Executive's full fixed salary for the first 26 weeks absence in any 52 consecutive weeks, provided that after such 26 weeks absence the Company may immediately terminate the Employment;

(iii) if such accident or illness is caused by actionable negligence of a third party with respect of which a claim for damages is or may be made, the Executive shall promptly notify the Board and provide the Board with all such information as it may reasonably require. Upon receipt of an award of damages, the Executive shall refund to the Company that portion of the award attributable to loss of earnings for the relevant period not exceeding the aggregate of the remuneration actually received by the Executive for that period.

(b) The Executive agrees that at the reasonable request of the Company he will submit himself to a medical examination by a registered medical practitioner nominated by the Company. The purpose of such examination shall be to determine whether there are any matters which might impair the Executive's ability to perform his duties under this Agreement and accordingly the Executive will give any authority required for the Company's nominated medical practitioner to disclose to the Company his findings.

15. **Termination**

(a) The Company, without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, may by summary notice in writing forthwith terminate the Employment if the Executive:

(i) shall have committed any serious breach or repeated or continued (after written warning) any other breach of the Executive's material obligations under this Agreement and such breach has not ceased or been remedied within thirty days of the Company notifying the Executive of the same;

(ii) is guilty of any conduct which brings the Executive, the Company and/or any Associated Company into material disrepute and such conduct has not ceased or been remedied within thirty days of the Company notifying the Executive of the same;

(iii) is guilty of serious misconduct or is convicted of any criminal offence involving dishonesty or carrying a custodial penalty;

(iv) becomes or is declared insolvent or commits any act of bankruptcy or convenes a meeting of or makes or proposes to make any arrangement or composition with creditors;

(v) notwithstanding Clause 8(c) as a result of mental or physical illness becomes incapable of performing the Executive's obligations under this Agreement or is absent for more than 26 weeks (whether consecutive or in aggregate) in any period of one year by reason of mental or physical incapacity;

(vi) has been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment;

(vii) ceases to be entitled to work in the United Kingdom in accordance with the provisions of Section 8 Asylum and Immigration Act 1996.

Any delay by the Company in exercising such right of termination shall not constitute a waiver of it providing that the Company shall use its reasonable endeavours to decide on whether to exercise such right of termination as soon as possible after becoming aware of the circumstances giving rise to such right.

(b) If during the Employment the Executive shall cease to be a director of the Company (otherwise than by reason of the Executive's death, resignation or disqualification pursuant to the Articles of Association of the Company or by statute or court order) the Employment shall continue at the Company's option as if the Executive has been in the office as an executive of the Company and not a director of the Company and the terms of this Agreement shall continue in full force and effect mutatis mutandis and the Executive shall have no claims under this Agreement against the Company in respect of such cessation.

(c) If the Executive shall fail to give notice of termination in accordance with Clause 2(a) the Company may elect by notice in writing to the Executive not to accept such breach of this Agreement and if such election is made this Agreement shall remain in full force and effect.

(d) In the event of a Change of Control the Company shall procure that:

(i) the Executive shall be employed by the Company in a position of equivalent status and position to that prior to the Change of Control; and

(ii) notwithstanding the provisions of any scheme or other rules applying to options, any options or restricted shares already granted to the Executive during the Employment or otherwise any other Company, Take 2 Inc or any other Associated Company shall vest automatically.

(e) For purposes of this Agreement, a "Change in Control" shall be deemed to occur (i) upon the election of directors constituting a change in a majority of the Board, which directors were not nominated by the Board immediately in place prior to such change; (ii) upon a merger or consolidation of Take 2 Inc or the Company with any other corporation, which results in the stockholders of Take 2 Inc or the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of Take 2 Inc or the Company or the surviving entity after the merger; (iii) the sale of 50% or more of Take 2 Inc's or the Company's outstanding capital stock or (iv) upon the sale of all, or substantially all, of the assets of Take 2 Inc or the Company.

(f) The Employee may terminate his employment with the Company with or without Good Reason upon thirty (30) days written notice, which notice, in the case of a termination with Good Reason, shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) the substantial or material diminution in the Employee's duties, responsibilities, reporting relationship or position, or (ii) any material breach of this Agreement by the Company which is either not cured within 30 days of notice or is a continuing breach or (iii) the Employee is placed in a position of lesser statue or is required to report to anyone other than the Chief Executive Officer or the Company's principal place of business is moved further than 50 miles. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company. For the avoidance of doubt, if the Company terminates the Employment in breach of the provisions of this Agreement, such termination shall be deemed to be a termination with Good Reason. In the event of a termination with Good Reason, the Employee shall be entitled to the same payments and benefits as he would have been entitled to if he had remained employed for 18 months from the termination of his employment and all options and shares restricted stock granted to Employee shall immediately vest.

16. **Deductions**

For the purposes of the Employment Rights Act 1996 the Executive authorises the Company at any time during the Employment, and in any event on termination howsoever arising, to deduct from the Executive's remuneration under this Agreement any monies properly due and payable from the Executive to the Company including, but not limited to any outstanding loans, advances, the cost of repairing any damage or loss of the Company's property caused by the Executive (and of recovering it), excess holiday, repayment of any payment in respect of the Bonus and any other monies owed by the Executive to the Company.

17. **Amalgamations and Reconstructions**

The Executive shall have no claim against the Company in respect of the determination of the Employment by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction if the Executive is offered employment on terms not less favourable than those contained in this Agreement with any person,

firm or company which acquires the whole or part of the undertaking of the Company as a result of that amalgamation or reconstruction.

18. **Rights During Notice Period**

During six months of the Executive's notice period (or such lesser period as the Company may notify to the Executive) the Company may require the Executive to remain away from work and not to go to the premises of the Company or any Associated Company or contact any other employee, customer or supplier of the Company and/or any Associated Company. The Executive shall be entitled to receive the Executive's contractual benefits during the notice period and the Agreement shall remain in force save that the Company shall not be obliged to provide the Executive with any work and the Executive may not work for any other person firm or company without the prior written consent of the Board. If the Company exercises its rights pursuant to this clause, the duration of the restrictions in clause 11 shall be reduced by the amount of time that the Executive is required to remain away pursuant to this clause.

19. **Requirements After Termination**

Upon any termination of the Employment, the Executive:

(a) shall forthwith resign the Executive's directorship and any other position or office of the Company and any Associated Company and shall not be entitled to any compensation or other sum for so doing;

(b) appoints the Company as the Executive's attorney for the purpose of completing any resignation required under sub-clause (a) above or any other documents required to be signed under this Agreement by the Executive on termination of the Agreement;

(c) shall deliver during normal working hours to the Company or as it may direct all original or copy materials, all records, documents, books, papers, accounts, credit cards, equipment and other property relating and belonging to the business of the Company and/or any Associated Company, or its or their clients or customers, including delivery of any car and property connected with any car provided under this Agreement, and shall give to it all reasonable information as to its affairs; and

(d) (together with the Company) shall continue to comply with the provisions of this Agreement (including, not by way of limitation, Clauses 11 and 12) which are expressed to apply following or notwithstanding termination of the Employment.

20. **Grievance and Disciplinary Procedure**

(a) If wishing to seek redress for any grievance relating to the Employment, the Executive may raise the matter verbally or in writing with any director of the Board and is entitled to have a personal interview with him. If the matter is not resolved or if the Executive considers that the Executive has not been

fairly treated the Executive may within 5 days of a response from such director request that the matter be referred to the Board.

(b) There are formal disciplinary procedures applicable to the Executive. A copy of the disciplinary rules can be obtained from the Company Secretary.

(c) The grievance and disciplinary procedures may be altered by the Company from time to time and do not form part of this Agreement and are not contractually binding.

21. **Harassment**

The Executive acknowledges that it is the Company's policy to prohibit the harassment of one employee by another for any reason including, without limitation, age, race, colour, handicap, national origin, religion and sex.

22. **Notices**

Notices given under this Agreement shall be in writing and if to be given to the Company may be delivered or despatched by first class post to its registered office and if to be given to the Executive may be handed to the Executive or sent to the Executive's last known residential address by first class post. A notice despatched by post is deemed to be given three days after despatch and in proving service it shall be sufficient to prove that the envelope containing the notice was properly addressed, prepaid and posted.

23. **Previous Arrangements**

This Agreement sets out the entire Agreement and understanding of the parties and is in substitution for any agreement or arrangement which may have existed between the Company and the Executive relating to the employment of the Executive. It is agreed that any such agreement or arrangement terminated on the day before the Effective Date and has no further effect except that the Executive is entitled to receive any unpaid balance of remuneration which may have accrued prior to the Effective Date.

24. **Data Protection**

(a) During the Employment and for as long a period as is necessary following the termination of the Employment, the Executive agrees that the Company may to the extent that it is reasonably necessary in connection with the Employment obtain, keep, use, produce and transfer to other persons including without limitation, Associated Companies and potential purchasers of the Company:

(i) records containing personal data about the Executive for administrative, management, analysis and assessment purposes in connection with the Executive's recruitment, employment and remuneration both in personnel files and on the Company's computer system; and

(ii) sensitive personal data relating to:-

(aa) the Executive's racial or ethnic origin for the purposes of equal opportunities monitoring;

(bb) the Executive's physical and mental health in order to enable the Company to safeguard the Executives health and safety at work; in connection with the Company's sick pay scheme; for administrative purposes and for complying with the Company's statutory obligations;

(b) The Executive accepts that such transfer and disclosure of personal data shall apply regardless of the country to which the data is to be transferred and the Executive acknowledges that such transfer may be outside of the European Economic Area.

(c) This clause does not affect the Executive's rights as a data subject or the Company's obligations and responsibilities under data protection legislation.

25. **Employment Rights Act 1996 and Contract (Rights of Third Parties) Act 1999**

(a) For the purposes of the Employment Rights Act 1996 ("**the Act**") the Executive's employment with the Company commenced on the 8 June 1993.

(b) The parties agree that the provisions of this Agreement are personal to the them and are not intended to confer any rights of enforcement on any third party. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement or to any of its provisions.

26. **Collective Agreements**

There are no collective agreements that relate to the Employment.

27. **English Law**

This Agreement shall be governed by and construed in accordance with English law and the parties to this Agreement shall submit to the exclusive jurisdiction of the English Courts.

THIS AGREEMENT has been entered into by the parties on the date first above written.

Executed and Delivered as a Deed by	)	
for and on behalf of	)	Director [signature]
TAKE 2 INTERACTIVE SOFTWARE	)	
EUROPE LIMITED	)	Director/Secretary [signature]
acting by	)	

Executed and Delivered as a Deed by	)	[signature]
GARY LEWIS	)	
in the presence of	)	

[signature]
12 BEECH CLOSE
STOKENCHURCH